EXHIBIT 10.2

CRUZANI, INC.

September 7, 2018

Sandrea (Dee) Gibson

Recipe Food Co.

696 Queen Street West

Toronto ON M6J 1E7

Canada

Dear Ms. Gibson:

Cruzani, Inc. (“CRUZ”or “Buyer”) is pleased to submit this binding letter of intent (“Letter”) regarding the acquisition (the “Transaction”) by CRUZ, of the stock of 2603088 Ontario Inc. operating as “Recipe Food Co.” (the “Company”), currently wholly owned by Sandrea (Dee) Gibson (“Dee”) from the treasury of the Company (Dee, the Buyer and the Company are hereinafter collectively referred to as the “Parties” and individually, a “Party”) – in accordance with the preliminary terms and conditions proposed in this Letter, including the Term Sheet attached hereby as “Attachment A” (the “Term Sheet”).

1.	Definitive and Collateral Agreements. The Parties shall incorporate the terms and conditions expressed in this Letter in a definitive agreement (the “Definitive Agreement), which will provide for a simultaneous signing and closing, meaning that the Parties will sign the Definitive Agreement and complete the transaction on the Closing Date (as defined herein), which will be the same day. Other closing agreements to give effect to arrangements collateral to the Transaction shall be negotiated by the Parties concurrently with the negotiation of the Definitive Agreement.

2.	Confidentiality. The existence and contents of this Letter and the Term Sheet, and terms and negotiations regarding the Transaction, are intended to be confidential. Neither Party shall discuss with or disclose to any third party the existence or contents of this Letter or Term Sheet or the discussions of the Parties regarding a potential transaction, except (i) with the express prior written consent of the other Party, (ii) as required by law, (iii) with such Party’s directors, officers, employees, attorneys, lenders (and in the case of Buyer, its prospective lenders and other sources of capital), accountants, or advisors (collectively, “Representatives”) directly and solely for the purpose of evaluating and consummating the Transaction, including taking the actions contemplated by this Letter, and (iv) disclosures by each of the Seller and the Seller to their shareholders; provided, however, that each Party shall be responsible for any breach of the confidentiality provisions of this paragraph 2 by its Representatives and/or equity holders.

3.	Announcements. Following the closing of the Transaction (the “Closing”), Buyer may in its discretion make a public announcement regarding the Transaction; provided, however, that Buyer shall provide Seller a reasonable opportunity to review the content in advance of such public announcement.

Recipe Food Co.

4.	Expenses. Each Party will each be responsible for their own legal and accounting fees and other out-of-pocket costs and expenses related to the negotiation, due diligence, documentation and closing of the Transaction.

5.	No Shop/Exclusivity. The Seller and the Company, and each of her and its affiliates, owners, directors, officers, employees or Representatives shall not, directly or indirectly, through affiliates or otherwise, enter into or conduct or participate in discussions, or furnish information to, any other person, or solicit or initiate or continue any negotiations, proposals or offers of any kind with respect to a sale of the equity interests or assets of the Seller, or a merger, consolidation, business combination, recapitalization, financing, liquidation, dissolution or similar transaction involving the Seller or any other transaction which would prevent or impede the completion of the Transaction on or after the date first written above and prior to the termination of this Letter in accordance with paragraph 9 hereof, except in furtherance of the Transaction with Buyer.

6.	Representations, Warranties and Indemnities. In the Definitive Agreement, among other customary terms and conditions, the Seller and the Company will provide joint and several representations, warranties and indemnities covering, among other things, the assets, liabilities, operations, agreements, and business of the Seller, authority to enter into, and the enforceability of the Definitive Agreement against Seller and the Company. The Definitive Agreement will provide for the Seller and the Company to jointly and severally defend and indemnify CRUZ and Buyer and their respective affiliates and hold each of them harmless from and against all pre-Closing liabilities of the Seller and the Company, and any breaches of the warranties, representations and covenants of the Seller and/or the Company and any other specific matters identified by CRUZ in its due diligence and set forth in the Definitive Agreement. The Buyer shall provide representations, indemnities and warranties as are customary in this type of transaction. The final form of all representations, warranties and indemnities will be subject to the approval of legal counsel to the Parties.

7.	Closing Cooperation. This Letter and entering into the Definitive Agreement is binding on the Parties, and in connection therewith, the Parties intend for the Closing to occur on a date to be determined (the “Closing Date”). Each Party also intends to negotiate the Definitive Agreement, perform and facilitate all due diligence and take all other steps in a timely fashion so as to facilitate the Transaction by executing the Definitive Agreement on or before the proposed Closing Date.

8.	Due Diligence: Access to Personnel, Books and Records. At all times prior to the consummation of the Transaction or the earlier termination of this Letter in accordance with paragraph 9, Dee and the Company shall afford to CRUZ and its representatives, agents and employees such access to the Company’s management and key personnel, books and records, agreements, licenses and any other information directly related to the proposed Transaction that may be reasonably requested. The consummation of the Transaction is contingent on the satisfactory completion of due diligence, in CRUZ’s sole discretion, that would include, but is not limited to, the customary review of operating and financial information, due diligence on assets, environmental, organizational and other business and legal issues, and interviews of the Seller’s material customers and suppliers, which interviews shall be coordinated through Seller and the Company so as not to unreasonably interfere with the Seller’s relationships with such suppliers.

Recipe Food Co.

9.	Termination. This Letter shall terminate (unless extended by mutual written agreement of the Parties) upon the earliest to occur of (i) written notice of such termination by CRUZ to the Seller and the Company, (ii) execution of the Definitive Agreement, or (iii) October 31, 2018; provided, however, that the provisions of paragraphs 2, 4, 5, 9, 10, 12 and 13 shall survive any termination of this Letter.

10.	No Oral Agreements. Subject to the foregoing, this Letter sets out the understanding of the Parties as of this date, and there are no other written or oral agreements or understandings among the Parties and no agreement shall be deemed entered into as a result of the course of conduct of either Party. No modification or amendment to this Letter may be made except by an instrument in writing signed by duly authorized officers or agents of all of the Parties executing this Letter.

11.	Conditions to Closing. The closing of this Transaction shall be subject to the satisfaction with Buyer’s business, legal, and accounting due diligence investigations and review of the Company.

12.	Governing Law. This Letter will be governed by and construed in accordance with the laws of the Province of Ontario, excluding any conflict of law provisions that would render the law of another jurisdiction applicable. The Parties agree that any disputes regarding this Letter shall be subject to the exclusive jurisdiction of the provincial and federal courts located in Toronto, Ontario.

13.	Counterparts. This Letter may be executed in one or more counterparts, including by email in portable document format, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If the terms and conditions of this Letter reflect our mutual understanding and intentions, please sign and return the enclosed counterpart of this Letter before 5:00 p.m., Eastern time, on August 29, 2018.

Sincerely, Cruzani, Inc.

By:
Everett M. Dickson, President

AGREED AND ACCEPTED:

This 29th day of August, 2018

2603088 Ontario Inc., operating as “Recipe Food Co.”

By:
Name:	Sandrea (Dee) Gibson
Title:	Director

Sandrea (Dee) Gibson

Individually ___________________________

“Attachment A”

Term Sheet

Recipe Food Co.

Seller	2603088 Ontario Inc., operating as “Recipe Food Co.” (the “Company”)

Purchaser	Cruzani, Inc. (“Buyer”)

Transaction	Acquisition by Buyer of stock of the Company from treasury of the Company equal to an amount representing 80% of the issued and outstanding stock of the Company.

Closing Date	TBD (such date of Closing, the “Closing Date”)

Consideration

Upon execution of this letter, Buyer will begin to contribute tranches of up to CAD $237,000 to the Company to redeem the Company’s current investors, which may be in the form of cash or securities of the Buyer.

Employment Agreement

Buyer and Seller will enter into a mutually agreeable employment agreement, pursuant to which, in addition to other typical and customary terms and conditions, including restrictive covenants, the Seller will receive a salary of CAD $72,000, per annum, which will be increased to CAD $100,000 per annum when the Company is financially capable of supporting the increased salary, which will be determined on a mutually agreeable basis.

Claw Back

The Definitive Agreement shall contain mutually agreeable provisions, which shall provide that, based on achievement of mutually agreeable benchmarks of multiples of return of capital to the Buyer in connection with a mutually agreeable pro forma financial statement, Dee will have the opportunity to earn back up to 50% of the equity of the Company.

Working Capital

Upon the execution of this Letter, and until the Closing of the Definitive Agreement, Buyer will begin to provide working capital to fund the Company’s operations as needed on a mutually agreeable basis in the amounts set forth on Schedule 1. For greater certainty, the Definitive Agreement shall provide that working capital shall continue to be advanced to the Company on the terms set forth herein and on Schedule 1.

Indemnities	•

Fundamental reps (e.g., organization, capitalization, authority, enforceability, title, taxes, employee benefits, and environmental), other than taxes, employee benefits and environmental, will survive indefinitely. Taxes, employee benefits and environmental will survive for 90 days following the expiration of the statute of limitations period. Other reps will survive for 24 months from the Closing Date. Fraud is an exception to all time and amount limits.

• Subject to final confirmatory diligence, claims on reps capped at CAD $200,000.00, which will be accounted for as an offset against the Seller’s equity in Buyer.

Non-Compete / Non-Solicitation

Seller will be bound by a five-year non-compete/non-solicitation/confidential information agreement (the “General Non-Compete”). Among other customary provisions, the General Non-Compete will restrict the Seller from (a) participating, directly or indirectly, as an owner, employee (or in a similar function) or lender of any entity (other than CRUZ) that provides services similar to those provided by the Company as of the Closing Date or (b) directly or indirectly advising or consulting with customers of the Company with respect to the products or services provided by the Company or that the Company is contemplating providing as of the Closing Date.

A-1

Basis of Proposal

CRUZ’s proposal set forth herein assumes that (i) the Company has been run in the ordinary course from December 31, 2017, through the Closing Date such that the Seller has not incurred a material reduction of its asset base and (ii) there has been no material adverse change in the Company’s operations, business prospects, or financial condition since December 31, 2017. Other assumptions upon which this proposal is based are as follows:

	•	Financial and other information disclosed by the Seller accurately represent the historical performance and condition of the Seller
	•	Assets of the Company are in good repair and working condition (ordinary wear and tear excepted) and will meet the historical and current requirements of the Company and Buyer
	•	Prior to Closing, the Company will conduct its operations in the normal course, consistent with past practices and the management plan
	•	No dividends (or equivalent distributions) will be made from the date hereof through the Closing Date, other than normal course quarterly tax distributions if applicable
	•	No material threatened or actual litigation that could be expected to create a liability for the Company exists
	•	No material environmental liabilities, product liability claims, or other material unrecorded liabilities exist
	•	Company will pay off any intercompany loans on or before the Closing Date
	•	Ability to retain substantially all employees of the Company post-Closing
	•	Continued support from existing vendors of the Company
	•	Company has a normal and adequate level of working capital at Closing

Consequence of Failure to Make Advance Pursuant to Schedule

If an advance required to be made between the execution of this Letter and the Closing of the Definitive Agreement is not made, (i) all amounts previously advanced by the Buyer shall convert to a debt owing by the Company to the Buyer, and (ii) the Company shall purchase and the Buyer shall sell the stock of the Company owned by the Buyer to the Company at the price of $0.000001 per share. The Definitive Agreement shall contain similar unwinding provisions, except that the Definitive Agreement shall more specifically delineate what constitutes an event of default giving rise to the consequences stated in this paragraph.

Future Restaurants/Ventures

The ownership structure of future restaurants or other ventures will be agreed to by the parties at the relevant time, acting reasonably.

Timing of Advances

Advances required to be made pursuant to Schedule 1 shall be made as needed on a mutually agreeable basis between execution of this Letter and the Closing of the Definitive Agreement.

A-2

“Schedule 1”

Interim Working Capital

Recipe Food Co.

Type of funds	Date of Tranche	Amount (CAD)
Working Capital	September 2018	$40,000.00
	Each subsequent month	$30,000.00 (this includes Ms. Gibsons’ Salary) The parties will mutually agree to increases or decreases as necessary.
Coach House expansion	TBD – likely October	As needed to fund expansion Including necessary equipment

S-1